Exhibit 19.1
Insider Trading Compliance Policy and Procedures (this “Policy”)
Amended and Restated as of February 29, 2024

Federal and state laws prohibit trading in the securities of a company while in possession of material nonpublic information and in breach of a duty of trust or confidence. These laws also prohibit anyone who is aware of material nonpublic information from providing this information to others who may trade. Violating such laws can undermine investor trust, harm the reputation and integrity of Douglas Emmett, Inc. (together with our subsidiaries and affiliates, “We” or “Us"), and result in termination of employment and even serious criminal and civil charges. We reserve the right to take whatever disciplinary or other measure(s) that We determine in our sole discretion to be appropriate, including reporting wrongdoing to governmental authorities.
All of our employees and directors have worked hard over the years to establish a reputation for integrity and ethical conduct. We have adopted this Policy to further our reputation and that of each employee and director for integrity and good corporate citizenship by avoiding even the appearance of improper conduct on the part of any of our employees or directors.
The laws and regulations concerning insider trading are complex, and We encourage You to seek guidance from Our Chief Financial Officer about this Policy prior to considering a transaction in Our securities.
Remember, if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, you should carefully consider how regulators and others might view your transaction in hindsight.
Persons Covered
You must comply with this Policy if You are one of our officers, directors, or employees, or if You are designated by Our Chief Financial Officer or his or her designee as being subject to this Policy.
This Policy applies to You and to all members of Your household, as well as any entities You control, including any corporations, limited liability companies, partnerships, or trusts, all of whom must comply with this Policy. You are responsible for ensuring that all such related persons comply with this Policy as if their transactions were for Your own account.
For definitions of the terms Purchase, Sale, Material Nonpublic Information, Qualified Trading Plan, and some other terms, please see the section of this Policy called “Certain Definitions.”
Prohibited Securities Transactions
Material Nonpublic Information. You may not purchase or sell any of Our securities while in possession of material nonpublic information relating

Exhibit 19.1

to Us. If you have any question as to whether any information is publicly available, please ask Our Chief Financial Officer. This prohibition continues even after your employment by Us terminates so long as You are in possession of Material Nonpublic Information about Us. For transactions that are not considered purchases and sales, see Certain Definitions.
•Blackout Periods. Restricted Persons (as defined below) are prohibited from trading in securities of Douglas Emmett during the blackout period (as defined below). "Restricted Persons" are all directors, executive officers as well as certain key employees (those employees attending the quarterly Disclosure Committee meeting) as well as any family members or other persons that reside in the same household as those persons. Restricted Persons are more likely to have access to inside information regarding Douglas Emmett because of their positions or affiliations with Douglas Emmett. Accordingly, You may not purchase or sell any of Our securities during any blackout period. A "blackout period" occurs (i) starting on the day following the end of each quarter and ending after completion of the second full NYSE trading day after the public release of earnings data for that quarter or (ii) during any trading suspension period declared by Us. If, for example, We make an announcement on Monday prior to 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Tuesday (if the announcement were made on Monday after 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Wednesday.
•Preclearance Required. You may not purchase or sell any of Our Securities without the written permission of Our Chief Financial Officer or Our Chief Executive Officer. Your request for preclearance must be in writing, should be made at least one business day in advance of the proposed transaction, and should include who is making the transaction, a description of the proposed transaction, the proposed date of the transaction, the value or number of shares or other securities involved and a certification that You are not aware of material nonpublic information about Us. We have sole discretion to decide whether to approve any contemplated transaction. Any preclearance expires three business days after receipt, and any precleared trade (or any portion of a precleared trade) that was not affected during that period must be submitted for a new preclearance prior to execution. Even if You obtain preclearance of a transaction, You may not complete that transaction if You become aware of Material Nonpublic Information or become subject to a blackout period before the transaction is completed. Preclearance does not represent legal advice by Us that a proposed transaction complies with the law. None of Us, Our Chief Financial Officer, or Our other employees will have any liability for any delay in reviewing, or refusal of, a request for preclearance.
•Short Sales. You may not engage in any short sales of Our securities, including without limitation any sales of shares that You do not own at the time of sale, or sales of shares against which You do not deliver the shares sold within 20 days after the sale.

Exhibit 19.1

•Options. You may not engage in any transactions in puts, calls, or other derivative securities involving Our securities, including, without limitation, on an exchange, on an over-the-counter market, or in any other organized market.
•Hedging Transactions. You may not engage in Hedging transactions involving Our securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Our equity securities.
•Margin Accounts and Pledging. You may not pledge Our securities as collateral for a loan, purchase Our securities on margin (i.e., borrowing money to purchase the securities), or place Our securities in a margin account unless approved in advance by Our Chief Financial Officer.
•No Tipping. You may not directly or indirectly pass Material Nonpublic Information to others, including without limitation family members, other persons living in your household or friends and casual acquaintances, except in accordance with Our policies regarding confidential information. Such “tipping” can result in serious penalties whether or not you derive any personal benefit.
Certain Definitions.
A “Qualified Trading Plan” means a written contract, plan, or instruction to trade in Our securities entered into in accordance with Rule 10b5-1 and that:
•has been preapproved by Our Chief Financial Officer, who may impose such conditions on the implementation and operation of the Qualified Trading Plan as he or she deems necessary or advisable;
•includes a “Cooling Off Period” that extends 30 days after adoption or modification (or, if You are a Section 16 reporting person, the later of 90 days after adoption or modification or two business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which the Qualified Trading Plan was adopted, up to a maximum of 120 days);
•includes a representation that You are (1) not aware of any Material Nonpublic Information about Us or our securities; and (2) adopting the Qualified Trading Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5; and
•either (1) specifies the amounts, prices, and dates of all transactions under the Qualified Trading Plan; or (2) provides a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, and (3) prohibits You from exercising any subsequent influence over the transactions.

Exhibit 19.1
You may not adopt more than one Qualified Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and with the written approval of Our Chief Financial Officer.
You may only adopt or modify a Qualified Trading Plan outside of a blackout period and when You do not possess Material Nonpublic Information. Modifications to and terminations of a Qualified Trading Plan require the written preapproval of Our Chief Financial Officer and any modifications of a Qualified Trading Plan that change the amount, price, or timing of the purchase or sale of the securities underlying a Qualified Trading Plan will trigger a new Cooling-Off Period.
We reserve the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Qualified Trading Plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a Qualified Trading Plan. We also reserve the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Qualified Trading Plan if Our Chief Financial Officer or Our Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in Our best interests.
Compliance of a Qualified Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Qualified Trading Plan are Your sole responsibility, and neither We, nor Our Chief Financial Officer or Our other personnel assumes any liability for any delay in reviewing and/or refusing to approve a Qualified Trading Plan submitted for approval, nor for the legality or consequences relating to a person entering into, informing Us of, or trading under, a Qualified Trading Plan.
Certain Definitions.
“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, transfers, gifts, and acquisitions and exercises of warrants or puts, calls, pledging and margin loans, or other derivative securities. For purposes of this Policy, references to purchases and sales do not include:
•purchases or sales of Our securities from or to Us;
•conversion of Our Long Term Incentive Plan Units into Common Units of Our Operating Partnership, or conversion of Common Units of Our Operating Partnership into Our Common Stock (but this Policy does apply to sales of that Common Stock);
•exercises of stock options or other equity awards or the surrender of shares to Us in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity

Exhibit 19.1
award agreement, or vesting of equity-based awards, that in each case do not involve a market sale of Our securities (the “cashless exercise” of a Company stock option or other equity award through a broker does involve a market sale of Our securities, and therefore would not qualify under this exception);
•bona fide gifts of Our securities, unless the individual making the gift knows, or is reckless in not knowing, the recipient intends to sell the securities while the donor is in possession of Material Nonpublic Information about Us;
•transactions under a Qualified Trading Plan;
•distributions of Our securities by an investment fund, venture capital partnership or other similar entity with which a director is affiliated to its partners, members, or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances, and applicable securities laws; or
•Transactions specifically approved in writing by Our Chief Financial Officer or, in the case of exceptions for directors, by Our Board of Directors or its Audit Committee.
“Material Information” is information where there is a substantial likelihood that a reasonable investor would consider it important in deciding to buy, sell, or hold a security, or if the information is likely to have a significant effect on the market price of the security. Material information can be positive or negative, and can relate to virtually any aspect of a company’s business or to any type of security, debt, or equity. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material. Examples of material information may include (but are not limited to) information about:
•corporate earnings or earnings forecasts;
•possible mergers, acquisitions, tender offers, or dispositions;
•major new products or product developments;
•important    business    developments,    such    as    developments    regarding    strategic collaborations;
•management or control changes;
•significant financing developments including pending public sales or offerings of debt or equity securities;
•defaults on borrowings;
•bankruptcies;

Exhibit 19.1
•cybersecurity or data security incidents; and
•significant litigation or regulatory actions.
“Nonpublic Information” is information that is not available to the general public. In order for information to be considered “public,” it must be widely disseminated in a manner that makes it generally available to investors in a Regulation FD-compliant method, such as through a press release, a filing with the U.S. Securities and Exchange Commission (the “SEC”) or a Regulation FD-compliant conference call. Our Chief Financial Officer shall have sole discretion to decide whether information is public for the purposes of this Policy. The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. In addition, even after a public announcement, a reasonable period of time may need to lapse in order for the market to react to the information. Generally, the passage of two full trading days following release of the information to the public is a reasonable waiting period before such information is deemed to be public.
“Officers” means those individuals who meet the definition of “officer” under Section 16 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”).
“Securities” includes stocks, bonds, notes, debentures, options, warrants, equity, and other convertible securities, as well as derivative instruments.
Interpretation, Amendment, and Implementation of this Policy
Our Chief Financial Officer shall have the authority to interpret and update this Policy and all related policies and procedures, including amendments to or departures from the terms of this Policy to the extent consistent with the general purpose of this Policy and applicable securities laws.
In the case of any transaction involving our Chief Financial Officer, all decisions related to him or her under this Policy will be instead made by our Chief Executive Officer.
Actions taken by Us, Our Chief Financial Officer or Our other personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy or with securities laws.
Certification of Compliance
You may be asked periodically to certify Your compliance with the terms and provisions of this Policy.